As filed with the Securities and Exchange Commission on December 16, 1997
                                                    Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------

                       REGISTRATION STATEMENT ON FORM S-3
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                           TITAN PHARMACEUTICALS, INC.
        (Exact name of Small Business Issuer as specified in its charter)

        Delaware                      2836                    94-3171940
(State or other jurisdic-      (Primary standard           (I.R.S. employer
 tion of incorporation)    industrial classification     identification number)
                                   code number)

                             400 Oyster Point Blvd.
                      South San Francisco, California 94080
                                 (650) 244-4990
          (Address and telephone number of principal executive offices and principal place of business)

                               ------------------

                 Louis R. Bucalo, M.D., Chief Executive Officer
                           Titan Pharmaceuticals, Inc.
                             400 Oyster Point Blvd.
                      South San Francisco, California 94080
                                 (650) 244-4990
            (Name, address and telephone number of agent for service)

                               ------------------

                                   Copies to:

                               Fran Stoller, Esq.
                      Bachner, Tally, Polevoy & Misher LLP
                               380 Madison Avenue
                            New York, New York 10017
                                 (212) 687-7000

     Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than pursuant to dividend or interest reinvestment plans, please check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

====================================================================================================

Title of Each  Class of          Amount to          Proposed      Proposed         Amount of
Securities to be Registered      be Registered      Maximum       Maximum          Registration
                                                    Aggregate     Aggregate        Fee
                                                    Price per     Offering Price
                                                    Share(1)
---------------------------------------------------------------------------------------------------
 Common Stock, $.001 par value   594,595 shares     $5.19         $3,085,948.05    $910.00
===================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the market price of the Common Stock on the Nasdaq SmallCap Market on December 15, 1997.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                                      (ii)

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 SUBJECT TO COMPLETION - DATED DECEMBER 16, 1997
PROSPECTUS
                           TITAN PHARMACEUTICALS, INC.

     This Prospectus relates to the offer and resale by Hoechst Marion Roussel, Inc. (the "Selling Stockholder") of 594,595 shares (the " Shares") of common stock, $.001 par value (the "Common Stock") of Titan Pharmaceuticals, Inc. (the "Company").

     The Company is obligated under certain circumstances, upon the request of the Selling Stockholder, to pay the Selling Stockholder, in cash, the difference between (i) $5,500,000 and (ii) the net proceeds received by the Selling Stockholder from the sale of Shares. See "Selling Stockholder."

     The Selling Stockholder is obligated to sell the Shares through a broker-dealer designated by the Company; provided that if the Company has not designated a broker-dealer by the date of this Prospectus, the Selling Stockholder may select a broker-dealer for such sales. The Company has not determined which, if any, broker-dealer it will designate. Subject to the foregoing, the Shares may be offered by the Selling Stockholder from time to time in transactions on the Nasdaq SmallCap Market, in privately negotiated transactions, through the writing of options on the Shares or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholder may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Stockholder" and "Plan of Distribution."

     The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholder. The Company has agreed to bear certain expenses (other than fees and expenses, if any, of counsel or other advisors to the Selling Stockholder) in connection with the registration and sale of the Shares. The Company has agreed to indemnify the Selling Stockholder against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Act").

     The Company's Units, Common Stock and Class A Warrants are traded on The Nasdaq SmallCap Market ("Nasdaq") under the symbols TTNPU, TTNP, and TTNPW, respectively. On December 15, 1997, the closing bid prices of the Units, Common Stock and Warrants were $6.375, $5.1875 and $1.3125, respectively.

                              -------------------

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK
                          FACTORS" BEGINNING ON PAGE 5.

                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is _________ , 199_

                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. a Registration Statement on Form S-3 under the Securities Act of 1993, as amended (the "Act") covering the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Company is an electronic filer, and the Commission maintains a web site that contains reports, proxy and information statements and other information regarding the Company at www.sec.gov./edgar.html.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission (File No. 0-27436) pursuant to the Exchange Act are incorporated herein by reference:

1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, including any documents or portions thereof incorporated by reference therein;

2. The Company's Current Report on Form 8-K filed with the Commission on January 15, 1997;

3. The Company's Quarterly Report on Form 10-QSB for the period ended March 31, 1997;

4. The Company's Current Report on Form 8-K filed with the Commission on May 30, 1997;

5. The Company's Current Report on Form 8-K filed with the Commission on June 10, 1997;

6.   The Company's definitive Proxy Statement dated June 25, 1997;

7. The Company's Quarterly Report on Form 10-QSB for the period ended June 30, 1997;

8. The Company's Current Report on Form 8-K filed with the Commission on July 18, 1997;

9. The Company's Quarterly Report on Form 10-QSB for the period ended September 30, 1997;

10. The Company's Current Report on Form 8-K filed with the Commission on November 21, 1997;

11. The Company's Registration Statement on Form 8-A declared effective on January 18, 1996, registering the Common Stock and Class A Warrants under the Exchange Act; and

12. All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering.

     Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Requests for such documents should be directed to the Company, 400 Oyster Point Boulevard, South San Francisco, California 94080, Attention: Chief Financial Officer, telephone (415) 244-4990.

                               PROSPECTUS SUMMARY

     This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements due to, among other factors, the results of ongoing research and development activities, pre-clinical and clinical testing, financing and strategic agreements and relationships; and those factors discussed in the Section entitled "Risk Factors," as well as those factors described elsewhere herein and in any documents actually or deemed to be incorporated herein.

     Titan Pharmaceuticals, Inc. ("Titan") is engaged in the development of therapeutic products for the treatment of cancer, disorders of the central nervous system and other serious and life-threatening diseases. Titan's products utilize core technologies, including molecular therapy, cell therapy and gene therapy. Titan's strategy is to develop the products in its current portfolio, while actively seeking to acquire additional complementary therapeutic technologies and products.

     In January 1997, Titan obtained an exclusive worldwide license from Hoechst Marion Roussel, Inc. ("Hoechst") to Iloperidone, an "atypical" antipsychotic agent in development for the treatment of schizophrenia and related disorders. Iloperidone has been evaluated in Phase I and II human clinical trials and is set to enter Phase III clinical trials. In November 1997, Titan entered into an agreement (the" Sublicense Agreement") with Novartis Pharma AG ("Novartis") pursuant to which Novartis was granted a sublicense for the worldwide (with the exception of Japan) development, manufacturing and marketing of Iloperidone. Pursuant to the Sublicense Agreement, Novartis paid Titan $18 million in license fees and reimbursement of research and development expenses and made a $5 million equity investment in Titan, and is required to make additional milestone and royalty payments to Titan.

     Titan's product pipeline includes three potential cancer vaccines utilizing anti-idiotypic antibody technology which have demonstrated the ability to generate an immune response against antigens associated with most adenocarcinomas (such as colon, gastrointestinal and non-small cell lung cancer), breast cancer, small cell lung cancer, ovarian cancer and melanoma: Cea Vac, TriGem and TriAB have all completed Phase I clinical trials in various cancer types and Phase II/III studies are planned for 1998.

     Two additional cancer products in Titan's portfolio are MDRx1, a gene therapy product which has completed Phase I testing in ovarian and breast cancer patients at M.D. Anderson Cancer Center in Houston, and Pivanex Injection, a product which has demonstrated encouraging results in an ongoing Phase I study. Titan's portfolio also includes additional potential cancer therapeutics, as well as two platform technologies and two potential products relating to the treatment of central nervous system ("CNS") diseases, which are all in the preclinical development stage.

     A portion of Titan's operations are currently conducted through three entities (the "Operating Companies"). Ingenex, Inc. ("Ingenex"), a company engaged in the development of proprietary gene-based therapies; ProNeura, Inc., ("ProNeura"), a company engaged in research and development activities relating to a polymeric implantable drug delivery technology; and Theracell, Inc. ("Theracell"), a company engaged in the development of cell-based therapeutics intended for the restorative treatment of neurological diseases and central nervous system disorders. In November 1997, Ansan Pharmaceuticals, Inc. ("Ansan"), a former Operating Company, completed a merger which resulted in Titan divesting itself of its equity interest in Ansan in exchange for the rights to Pivanex Injection and the repayment of outstanding indebtedness to Titan.

     References to the Company include the Operating Companies unless the context requires otherwise. Titan was incorporated in Delaware in February 1992. Titan's executive offices are located at 400 Oyster Point Blvd., Suite 505, South San Francisco, California 94080, and its telephone number is (415) 244-4990.

                                  RISK FACTORS

     The Shares offered hereby are speculative in nature and an investment in the Shares offered hereby involves a high degree of risk. In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following risk factors in evaluating whether to purchase the Shares offered hereby.

     History of Operating Losses; Need for Additional Financing. The Company has experienced substantial operating losses since its inception in July 1991. As of September 30, 1997, the Company's accumulated deficit was approximately $56.9 million. Such losses have been principally the result of the various costs associated with research and development activities and the Company's provision of financial, administrative, regulatory and management services to the Operating Companies. At December 15, the Company had working capital of approximately $25.5 million and believes that available funds will enable it to fund its operations for at least 18-24 months. The Company will be required to seek substantial additional financing to commercialize any products that it may successfully develop. The Company has no bank lines of credit and there can be no assurance that the Company will be able to obtain any needed additional financing on commercially reasonable terms.

     Early Stage of Development of Proposed Products. The Company's proposed products are at various stages of development and will require significant further research, development, testing and regulatory clearances prior to commercialization. There can be no assurance that any proposed products will be successfully developed, prove to be safe and efficacious, receive requisite regulatory approvals, demonstrate substantial therapeutic benefits in the treatment of any disease or condition, be capable of being produced in commercial quantities at reasonable costs or be successfully marketed. Accordingly, the Company must be evaluated in light of the expenses, delays, uncertainties and complications typically encountered by newly established biopharmaceutical businesses, many of which may be beyond the Company's control. These include, but are not limited to, unanticipated problems relating to product development, testing, regulatory compliance, manufacturing, marketing and competition, and additional costs and expenses that may exceed current estimates. There can be no assurance that the Company will successfully develop and commercialize any products or ever achieve profitable operations.

     Government Regulation. The research, preclinical development, clinical trials, product manufacturing and marketing to be conducted by or on behalf of the Company are subject to regulation by the FDA and similar health authorities in foreign countries. FDA approval of products, as well as the manufacturing processes and facilities, if any, used to produce such products, will be required before such products may be commercialized in the United States. The process of obtaining approvals from the FDA is costly, time consuming and often subject to unanticipated delays. There can be no assurance that approvals of any of the proposed products, processes or facilities will be granted on a timely basis, if at all. Even if regulatory approval is granted, such approval may include significant limitations on indicated uses for which any such products could be marketed. Further, even if such regulatory approvals are obtained, a marketed drug and its manufacturer are subject to continued review, and later discovery of previously unknown problems may result in restrictions on such product or manufacturer, including withdrawal of the product from the market. New government regulations in the United States or foreign countries also may be established that could delay or prevent regulatory approval of products under development. Further, because gene therapy is a relatively new technology and has not been extensively tested in humans, the regulatory requirements governing gene therapy products are uncertain and may be subject to substantial further review by various regulatory authorities in the United States and abroad. This uncertainty may result in extensive delays in initiating clinical trials and in the regulatory approval process for Ingenex. Regulatory requirements ultimately imposed could have a material adverse effect upon the business of Ingenex and, ultimately, the Company. Failure by the Company to obtain regulatory approval of its proposed products, processes or facilities could have a material adverse effect on its business, financial condition and results of operations. The proposed products under development may also be subject to certain other federal, state and local government regulations, including, but not limited to, the Federal Food, Drug and Cosmetic Act, the Environmental Protection Act, the Occupational Safety and Health Act, and state, local and foreign counterparts to certain of such acts.

     Reliance on Patents and Other Proprietary Rights. The Company's success will depend, in part, on its ability, and the ability of the Operating Companies and their licensor(s), to obtain protection for their products and technologies under United States and foreign patent laws, to preserve their trade secrets, and to operate without infringing the proprietary rights of third parties. The Company has obtained rights to certain patents and patent applications and may, in the future, seek rights from third parties to additional patents and patent applications. There can be no assurance that patent applications relating to potential products or technologies, including those licensed from others, or that the Company may license in the future, will result in patents being issued, that any issued patents will afford adequate protection or not be challenged, invalidated, infringed, or circumvented, or that any rights granted thereunder will afford competitive advantages to the Company. Furthermore, there can be no assurance that others have not independently developed, or will not independently develop, similar products and/or technologies, duplicate any of the Company's products or technologies, or, if patents are issued to, or licensed by, the Company, design around such patents.

     There can be no assurance that the validity of any of the patents licensed to the Company would be upheld if challenged by others in litigation or that the Company's activities would not infringe patents owned by others. The Company could incur substantial costs in defending itself and/or the Operating Companies in suits brought against them or any of their licensors, or in suits in which the Company may assert, against others, patents in which the Company has rights. Should the Company's products or technologies be found to infringe patents issued to third parties, the manufacture, use, and sale of such products could be enjoined and the Company could be required to pay substantial damages. In addition, the Company may be required to obtain licenses to patents or other proprietary rights of third parties, in connection with the development and use of their products and technologies. No assurance can be given that any licenses required under any such patents or proprietary rights would be made available on acceptable terms, if at all.

     Titan also relies on trade secrets and proprietary know-how, which it seeks to protect, in part, by confidentiality agreements with employees, consultants, advisors, and others. There can be no assurance that such employees, consultants, advisors, or others, will maintain the confidentiality of such trade secrets or proprietary information, or that the trade secrets or proprietary know-how of the Company will not otherwise become known or be independently developed by competitors in such a manner that the Company will have no practical recourse.

     Titan is aware of an issued United States patent (as well as corresponding patents and patent applications in foreign countries) relating to multidrug resistance in mammalian cells. This patent claims substantially the same subject matter as is claimed by certain issued United States patents that have been licensed by Ingenex. The Company is also aware of an issued United States patent, relating to ex vivo gene therapy. The Company believes that this patent claims subject matter that relates to any gene therapeutic developed by Ingenex to the extent that the introduction of the gene into the subject's cells is performed ex vivo. Thus, it may be necessary for Ingenex to obtain a license under either or both of such patents to pursue commercialization of its proposed gene therapy products utilizing the MDR1 gene or ex vivo therapies, as applicable. There can be no assurance that Ingenex will be able to obtain such licenses or that such licenses, if available, can be obtained on terms acceptable to Ingenex. Failure of Ingenex to obtain such licenses could have a material adverse effect on the business, financial condition and results of operations of Ingenex and the Company. Ingenex has received notice that three companies are opposing the grant of a European patent which has claims directed to the human MDR1 gene and gene fragments.

     Competition and Technological Change. Competition in the pharmaceutical and biotechnology industries is intense and is expected to increase. The Company will face competition from numerous companies that currently market, or are developing, products for the treatment of diseases and disorders targeted by the Company. Many of these entities have significantly greater research and development capabilities, experience in obtaining regulatory approvals and manufacturing, marketing, financial and managerial resources than the Company. Acquisitions of or investments in competing biotechnology companies by large pharmaceuticals companies could enhance such competitors' financial, marketing and other resources. The Company also competes with universities and other research institutions in the development of products, technologies and processes. There can be no assurance that competitors of the Company will not succeed in developing technologies or products that are more effective than the Company or that will render the Company's products or technologies noncompetitive or obsolete. In addition, certain of such competitors may achieve product commercialization or patent protection earlier than the Company.

     Dependence Upon Key Collaborative Relationships and License and Sponsored Research Agreements. The Company relies significantly on the resources of third parties to conduct research and development. The Company's success will depend, in part, on its ability and the ability of the Operating Companies to maintain existing collaborative relationships and to develop new collaborative relationships with third parties. There can be no assurance that the Company will be successful in maintaining its existing collaborative arrangements or that any collaborative arrangements will lead to the successful commercialization of products.

     The license agreements relating to the in-licensing of technology that have been or may in the future be entered into by the Company or the Operating Companies typically require the payment of an up-front license fee and royalties based on sales of licensed products and processes under the license and any sublicense with minimum annual royalties, the use of due diligence in developing and bringing products to market, the achievement of funding milestones and, in some cases, the grant of stock to the licensor. The sponsored research agreements that have been or may in the future be entered into by generally require periodic payments on an annual or quarterly basis. Some agreements also may require funding or production facilities relating to clinical research. Failure to meet financial or other obligations under either license agreements or sponsored research agreements in a timely manner, the rights to proprietary technology or the right to have the applicable university or institution conduct research and development efforts could be lost.

     Dependence on Third Parties for Manufacturing and Marketing Activities. To date, the Company has not introduced any products on the commercial market. To conduct human clinical trials and ultimately to gain market acceptance, the products under development must be manufactured in compliance with regulatory requirements and at acceptable costs. It is not expected that the Company will have the resources in the foreseeable future to allocate to the manufacture or direct marketing of any proposed products and, therefore, it is intended that collaborative arrangements be pursued regarding the manufacture and marketing of any products that may be successfully developed. There can also be no assurance that additional collaborative arrangements to manufacture or market any proposed products will be entered into or, in lieu thereof, that any manufacturing operations can be successfully established or that any sales force can be successfully implemented.

     Dependence on Key Personnel. The Company is highly dependent on the services of Dr. Louis R. Bucalo, President and Chief Executive Officer, as well as the other principal members of management and scientific staff of the Company and the Operating Companies. The loss of one or more of such individuals could substantially impair ongoing research and development programs and the Company's ability to obtain additional financing. The future success of the Company depends in large part upon its ability and that of the Operating Companies to attract and retain highly qualified personnel. This intense competition for such highly qualified personnel from other pharmaceutical and biotechnology companies, as well as universities and nonprofit research organizations, and may have to pay higher salaries to attract and retain such personnel. There can be no assurance that sufficient qualified personnel can be hired on a timely basis or retained. The loss of such key personnel or failure to recruit additional key personnel could have a material adverse effect on the Company's business, financial condition and results of operations.

     Shares Eligible for Future Sale. Future sales of the Company's Common Stock by existing stockholders pursuant to Rule 144 under the Securities Act, pursuant to an effective registration statement or otherwise, could have an adverse effect on the price of the Company's securities.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholder.

                                 DIVIDEND POLICY

     The Company has never paid cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. The Company currently intends to retain all earnings, if any, for use in the expansion of the Company's business. The declaration and payment of future dividends, if any, will be at the sole discretion of the Board of Directors and will depend upon the Company's profitability, financial condition, cash requirements, future prospects and other factors deemed relevant by the Board of Directors.

                               SELLING STOCKHOLDER

     In January 1997, the Company issued the Shares to the Selling Stockholder in connection with entering into a worldwide exclusive license agreement for the antipsychotic agent, Iloperidone (the "HMR Agreement"). Pursuant to the HMR Agreement, the Company agreed, at the request of the Selling Stockholder, to register the Shares under the Act to permit public secondary trading of the Shares.The HMR Agreement obligates the Company, upon the request of the Selling Stockholder, to pay the Selling Stockholder, in cash, the difference between (i) $5,500,000 and (ii) the net proceeds received by the Selling Stockholder from the sale of Shares within 10 days of receipt of written notice from the Selling Stockholder. Notice is required to be provided upon the earlier of (i) completion of the sale of the Shares or (ii) 120 days after the effective date of the registration statement on Form S-3 (the "Registration Statement") of which this Prospectus forms a part. The Selling Stockholder has notified the Company that it intends to make such a request for payment at the appropriate time. Any Shares remaining unsold pursuant to this Prospectus will be surrendered to the Company.

     The Company has agreed to bear certain expenses (other than fees and expenses, if any, of counsel to the Selling Stockholder) in connection with the registration and sale of the Shares being offered by the Selling Stockholder. See "Plan of Distribution." The Company has agreed to prepare and file such amendments and supplements to the Registration Statement and Prospectus as may be necessary to keep the Registration Statement effective as provided for in the HMR Agreement.

     The following table sets forth certain information regarding the beneficial ownership of Common Stock by the Selling Stockholder and as adjusted to give effect to the sale of the Shares offered hereby.

                                                     Percentage     Number of
                                 Number of Shares     Ownership       Shares
                                Beneficially Owned    Prior to         Being
Selling Stockholder(1)         Prior to Offering(2)    Offering      Offered(2)
----------------------         --------------------    --------      ----------
Hoechst Marion Roussel, Inc.          594,595           4.43%         594,595

---------------
(1) The address of such stockholder is 10236 Marion Park Drive, Dock 6, Kansas City, Missouri 64137.

                              PLAN OF DISTRIBUTION

     Pursuant to the HMR Agreement, the Selling Stockholder is obligated to sell the Shares through a broker-dealer designated by the Company; provided that if the Company has not designated a broker-dealer by the effective date of the Registration Statement, the Selling Stockholder may select a broker-dealer for such sales. The Company has not determined which, if any, broker-dealer it will designate.

     Subject to the foregoing, the Selling Stockholder may sell Shares from time to time in transactions on the Nasdaq SmallCap Market, in privately negotiated transactions, through the writing of options on the Shares or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholder may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder or the purchases of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions).

     The Selling Stockholder and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Act, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Act.

     The Company has agreed to indemnify the Selling Stockholder against certain liabilities, including certain liabilities under the Act.

                                  LEGAL MATTERS

     The validity of the securities offered hereby have been passed upon for the Company by Bachner, Tally, Polevoy & Misher LLP, New York, New York.

================================================================================
[Back Cover]

     No dealer, salesman or other person has been authorized to give any information or to make any representations, other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by the Underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer, or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein contained is correct as of any time subsequent to the date of this Prospectus.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Available Information......................................................    2
Incorporation of Certain Documents by Reference............................    2
Prospectus Summary.........................................................    4
Risk Factors...............................................................    5
Use of Proceeds............................................................    9
Dividend Policy............................................................    9
Selling Stockholder........................................................   10
Plan of Distribution.......................................................   10
Legal Matters..............................................................   11

================================================================================

================================================================================



                           TITAN PHARMACEUTICALS, INC.





                                   PROSPECTUS






                                     [date]


================================================================================

                                     PART II

                     Information Not Required in Prospectus

Item 14. Other Expenses of Issuance and Distribution

     The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are as follows:

                                                                  Amount
                                                                  ------
     SEC Registration Fee....................................  $    910.00
     Printing and Engraving Expenses.........................     3,500.00
     Legal Fees and Expenses.................................     7,500.00
     Blue Sky Fees and Expenses..............................     3,500.00
     Accounting Fees and Expenses............................     7,500.00
                                                               -----------
              Total..........................................  $ 22,910.00
                                                               ===========

Item 15. Indemnification of Directors and Officers

     The Amended and Restated Certificate of Incorporation and By-Laws of the Registrant provide that the Registrant shall indemnify any person to the full extent permitted by the Delaware General Corporation Law (the "GAL"). Section 145 of the GAL, relating to indemnification, is hereby incorporated herein by reference.

     In accordance with Section 102(a)(7) of the GAL, the Certificate of Incorporation of the Registrant eliminates the personal liability of directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in
Section 102(a)(7).

     The Registrant also enters into indemnification agreements with each of its officers and directors, the form of which is filed as Exhibit 10.6 and reference is hereby made to such form.

     In addition, the Registrant currently maintains an officers' and directors' liability insurance policy which insures, subject to the exclusions and limitations of the policy, officers and directors of the Company against certain liabilities which might be incurred by them solely in such capacities.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant, pursuant to the foregoing provisions, the Company has been informed that in the opinion of the commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. See Item 17, "Undertakings."

Item 16.     Exhibits

    3.1    - Restated Certificate of Incorporation of the Registrant(1)
    3.2 - Form of Amendment to Restated Certificate of Incorporation of the Registrant(1)
    3.3    - By-laws of the Registrant(1)
    4.1    - Form of Bridge Note(1)
    4.2    - Bridge Warrant Agreement(1)

    4.3 - Form of Warrant Agreement(1) 4.4 - Form of Underwriter's Unit Purchase Option(1)
    4.5 - Form of Investor Rights Agreement between the Registrant and the holders of
             Series A and Series B Preferred Stock(1)
    4.6    - Form of Placement Agent's Unit Purchase Option(4)
    5.1    - Opinion of Bachner, Tally, Polevoy & Misher LLP
   10.1    - 1993 Stock Option Plan(1)
   10.2    - 1995 Stock Option Plan(1)
   10.3 - Employment Agreement between the Registrant and Louis Bucalo dated February 1, 1993, amended as of February 3, 1994(1)
   10.4 - Employment Agreement between Registrant and Richard Allen dated July 28, 1995(1)
   10.5 - Employment Agreement between Registrant and Sunil Bhonsle, dated August 6, 1995(1)
   10.6    - Form of Indemnification Agreement(1)
  +10.9    - MDR Exclusive License Agreement between Ingenex, Inc. (formerly
             Pharm-Gen Systems Ltd.) and the Board of Trustees of the University of Illinois dated May 6, 1992(1)
  +10.11   - License Agreement between Theracell, Inc. and New York University dated November 20, 1992, as amended as of February 23, 1993 and as of February 25, 1995(1)
  +10.12   - License Agreement between the Registrant and the Massachusetts
             Institute of Technology dated September 28, 1995(1)
  +10.14   - Exclusive License Agreement between Ingenex, Inc. and the Board of
             Trustees of the University of Illinois, dated July 1, 1994(1)
  +10.15   - Exclusive License Agreement between Ingenex, Inc. and the Board of
             Trustees of the University of Illinois, dated July 1, 1994(1)
  +10.16   - License Agreement between Ingenex, Inc. and the Massachusetts
             Institute of Technology, dated September 11,1 992(1)
  +10.17   - License Agreement between Ingenex, Inc. and Baylor College of
             Medicine, dated October 21, 1992(1)
   10.18   - Lease for Registrant's facilities(2)
  +10.19   - License Agreement between Theracell, Inc. and the University of
             South Florida dated March 15, 1996(3)
  +10.20   - License Agreement between Trilex Pharmaceuticals, Inc. (formerly
             Ascalon Pharmaceuticals, Inc.) and the University of Kentucky Research Foundation dated May 30, 1996(4)
  +10.22   - License Agreement between the Registrant and Hoechst Marion
             Roussel, Inc. effective as of December 31, 1996(5)
   10.23 - Employment Agreement between Registrant and Robert E. Farrell dated August 9, 1996(5)
   10.24 - Financing Agreement between the Registrant and Ansan Pharmaceuticals, Inc. dated March 21, 1997(6)
   10.25 - Agreement for Purchase and Sale of Assets between the Registrant and Pharmaceuticals Product Development, Inc. dated June 4, 1997(6)
 ++10.27   - License Agreement between the Registrant and Bar-Ilan Research and
             Development Company Limited effective November 25, 1997

   10.28   -  Letter Agreement between the Registrant and Ansan Pharmaceuticals,
              Inc. dated
              November 24, 1997
   10.29   -  Stock Purchase Agreement between the Registrant and Ansan
              Pharmaceuticals, Inc. effective November 25, 1997
 ++10.30   -  Sublicense Agreement between the Registrant and Novartis Pharma
              AG dated November 20, 1997
   23.1    -  Consent of Bachner, Tally, Polevoy & Misher LLP - Included in
              Exhibit 5.1
   23.2    -  Consent of Ernst & Young LLP, Independent Auditors - Included on
              Page II-6
   24.1    -  Power of Attorney - Included on Page II-4

+ Confidential treatment has been granted with respect to portions of this exhibit.
++ Confidential treatment has been requested with respect to portions of this exhibit.
(1) Incorporated by reference from the Registrant's Registration Statement on Form SB-2 (File No. 33-99386).
(2) Incorporated by reference from the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1995.
(3) Incorporated by reference from the Registrant's Quarterly Report on Form 10-QSB for the period ended March 31, 1996.
(4) Incorporated by reference from the Registrant's Registration Statement on Form SB-2 (File No. 333-13469).
(5) Incorporated by reference from the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1996.
(6) Incorporated by reference from the Registrant's Quarterly Report on Form 10-QSB for the period ended March 31, 1997.

Item 17. Undertakings

     Undertaking Required by Item 512 of Regulation S-K.

     The undersigned registrant hereby undertakes that, for purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has authorized this Registration Statement or Amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California on the 15th day of December, 1997.

                                             TITAN PHARMACEUTICALS, INC.

                                             By: /s/ Louis R. Bucalo
                                                ------------------------------
                                             Louis R. Bucalo, M.D., President

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signature" constitutes and appoints Louis R. Bucalo and Lindsay R. Rosenwald, or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement or Amendment thereto has been signed by the following persons in the capacities and on the dates stated.

    Signature                            Title                     Date
    ---------                            -----                     ----

  /s/ Louis R. Bucalo             President, Chief Executive   December 15, 1997
--------------------------------  Officer and Director
Louis R. Bucalo, M.D.             (principal executive
                                  officer)

 /s/ Ernst Gunter-Afting          Director                     December 15, 1997
--------------------------------
Ernst Gunter-Afting

 /s/ Victor J. Bauer              Director                     December 15, 1997
--------------------------------
Victor J. Bauer

  /s/ Michael K. Hsu              Director                     December 15, 1997
--------------------------------
Michael K. Hsu

  /s/ Hubert E. Huckel            Director                     December 15, 1997
--------------------------------
Hubert E. Huckel, M.D.

 /s/ Marvin E. Jaffe, M.D.        Director                     December 15, 1997
--------------------------------
Marvin E. Jaffe, M.D.

  /s/ Lindsay A. Rosenwald        Director                     December 15, 1997
--------------------------------
Lindsay A. Rosenwald, M.D.

  /s/ Konrad M. Weis              Director                     December 15, 1997
--------------------------------
Konrad M. Weis, Ph.D.

  /s/ Kenneth J. Widder           Director                     December 15, 1997
--------------------------------
Kenneth J. Widder, M.D.

  /s/ Robert E. Farrell           Executive Vice President     December 15, 1997
--------------------------------  and Chief Financial Officer
Robert E. Farrell                 (principal financial
                                  and accounting officer)

                               CONSENT OF COUNSEL

     The consent of Bachner, Tally, Polevoy & Misher LLP is contained in its opinion filed as Exhibit 5.1 to the Registration Statement.

                CONSENT OF ERNST & YOUNG LLP,INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement (Form S-3) and related Prospectus of Titan Pharmaceuticals, Inc. for the registration of 594,595 shares of its Common Stock of our report dated February 21, 1997 with respect to the consolidated financial statements of Titan Pharmaceuticals, Inc. included in its annual report filed with the Securities and Exchange Commission for the year ended December 31, 1996.

Palo Alto, California                                          ERNST & YOUNG LLP
December 12, 1997


                                      II-6